Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Shareholders and Board of Directors
Ferro Corporation:
We consent to incorporation by reference in the Registration Statement on Form S-8 of Ferro Corporation pertaining to the 2006 Long-term Incentive Plan of our report dated March 31, 2006, except as to note 19, which is as of September 28, 2006, relating to the consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows of Ferro Corporation and subsidiaries for the year ended December 31, 2004, and financial statement schedule, which report appears in the December 31, 2006 Annual Report on Form 10-K of Ferro Corporation.
Our report dated March 31, 2006, except as to note 19, which is as of September 28, 2006, contains an explanatory paragraph that states that the Company faces certain liquidity uncertainties, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG LLP
Cleveland, Ohio
March 6, 2007